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                    December 8, 2022

       Michael Lee
       President and Chief Executive Officer
       UMeWorld Ltd
       Unit B.12/F
       Hang Seng Causeway Bay Building
       28 Yee Wo Street
       Causeway Bay
       Hong Kong, China

                                                        Re: UMeWorld Ltd
                                                            Amended Form 20-F
for the Year Ended September 30, 2021
                                                            Filed February 17,
2022
                                                            File No. 000-30813

       Dear Michael Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology